ARTICLES  OF  INCORPORATION

                                OF

                     SIERRA  GOLD  CORPORATION


KNOW  ALL  MEN  BY  THESE  PRESENTS;

     I, the undersigned, do this day voluntarily acknowledge the forming of a corporation under and pursuant to the laws of the State of Nevada, and I HEREBY CERTIFY:
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     FIRST:    The  name  of  the  corporation  is
               SIERRA  GOLD  CORPORATION

     SECOND: The principal office of this corporation is to be at 777 East Williams Box 2849 in  the  city  of  Carson  89702  State  of  Nevada.

               FIRST CARTEL, INC. is hereby named as Resident Agent of this corporation and in charge of it's said office in Nevada.

     THIRD:    The  nature  of  the  business,  object  and  purpose  to
be  transacted,  promoted,  or  carried  on  by  the  corporation  are:

     A. To conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Nevada and to and in every kind of fiduciary capacity and generally to do all that is necessary or convenient which are incident to or which a natural person might or could do.

     B. To purchase, receive, take by grant, gift, devise bequest or otherwise lease, or otherwise acquire, own, hold, improve, employ, use and otherwise deal in and with real or personal property, on any interest therein, wherever situated, and to sell, convey, lease, exchange, transfer or otherwise dispose of, or mortgage or pledge, all or any of it's property and assets, or any interests therein, whatever situated.

     C. To engage generally in the real estate business as principal, and in any lawful capacity, and generally to take, lease, purchase, or otherwise acquire, and to own, use, hold, sell, convey, exchange, lease, mortgage, work, clear, improve, develop, divide, and otherwise handle, manage operate, deal in and dispose of mining claims, oil leases, oil and gas wells, real estate, real property, lands, multiple-dwelling structures, houses, buildings and other works and any interest or right therein; to take lease, purchase or otherwise handle or acquire and to own, use, hold, sell, convey, exchange, hire, lease pledge, mortgage, and otherwise handle, and deal in and dispose of, as principal rent or in any lawful capacity, such personal property, chattels, chattels real, rights, easements, privileges, chooses in actions, notes, bonds, mortgages, and securities as may lawfully be acquired, held or disposed of and to acquire, purchase, sell, assign, transfer, dispose of and generally deal in and with as principal, agent, broker, and in any lawful capacity, mortgages and other interests in real, personal, and mixed properties; to carry on a general oil exploration, mining exploration and management business as principal, agent, representative, contractor, sub-contractor, and in any other lawful capacity. To manufacture, purchase or acquire in any lawful manner and to hold, own, mortgage, pledge, sell, transfer, or in any manner dispose of, and to deal and trade in goods, wares, merchandise, and property of any and every class and description, and in any part of the world.

     D. To apply for, register, obtain, purchase, lease, take licenses in respect of or otherwise acquire, and to hold, own, use, operate, develop, enjoy, turn to account, grant licenses and immunities in respect of, manufacture under and to introduce, sell, assign, mortgage, pledge or otherwise dispose of and, in any manner deal with and contact with reference to:

          1.   Inventions,  devices,  formulae,  processes,
               improvements  and  modifications  thereof:
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          2.   Letters  patent,  patent  rights,  patented  processes,
               copyrights, designs, and similar rights, trade-marks, trade names, trade symbols and other
               indications  or          and  ownership  granted  by
               or recognized under the laws of the United States of America, any state or subdivision thereof, and any commonwealth, territory, possession, dependency, colony, possession agency or instrumentality of the United States of America and of any foreign country, and all rights connected therewith or appertaining thereunto.

          3.   Franchises,  licenses,  grants  and  concessions.

     E. To make, enter into, perform and carry out contracts of every kind and description with any person, firm, association, corporation or government or agency or instrumentality thereof.

     F. To lend money in furtherance of its corporate purposes and to invest and reinvest it's funds from time to time to such extent, to such persons, firms, associations, corporations, governments or agencies or instrumentalities thereof, and on such terms and on such security, if any, as the Board of Directors of the corporation may determine and direct any officer to complete.

     G. To borrow money without limit as to amount and at such rates of interest as it may determine; from time to time to issue and sell it's own securities, including it's shares of stock, notes, bonds, debentures, and other obligations, in such amounts, on such terms and conditions, for such purposes and for such prices, now or hereafter permitted by the laws of the State of Nevada and by the Board of Directors of the corporation as they may determine; and to secure any of its obligations by mortgage, pledge or other encumbrance of any or all of it's property, franchises and income.

     H. To be a promoter or manager of other corporations of any type or kind; and to participate with others in any corporation, partnership, limited partnership, joint venture, or other association of any kind, or in any transaction, undertaking or arrangement which the corporation would have power to conduct by itself, whether or not such participation involves sharing or delegation of control with or to others.

     I. To promote and exercise all or any part of the foregoing purposes and powers in and all parts of the world, and to conduct it's business in all or any branches in any lawful capacity.

     The foregoing enumeration of specific purposes and powers shall not be held to limit or restrict in any manner the purposes and powers of the corporation by references to or inference from the terms or provisions of any other clause, but, shall be regarded as independent purposes.

     FOURTH:   The  amount  of  the  total  capital  stock  of  the
corporation is twenty five hundred (2,500) shares of common stock with no par value.

     FIFTH:    The  number  of  the  governing  board  shall  be  styled
DIRECTORS and the number of such directors shall be no less than one (1), or more than five (5). The first board of directors shall be One Member whose name and post office address is as follows:

                    Mr.  James  Barry  Somervail
                    28708  North  Mill  Lane
                    Bowling  Green,  Kentucky,  42101

     SIXTH:    The  initial  number  of  stockholders  will  be  one
(1). Additional stockholders may be obtained. The number of directors may be charged as provided in N.R.S. 78.330.

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     SEVENTH:  The  capital  stock  of  this  corporation  after  the amount of the subscription price or par value has been paid in, shall not be subject to assessment to pay debts of this corporation and no stock issued as fully paid up shall ever be assessable or assessed and the Articles of Incorporation shall not be amended in the particular.

     EIGHTH:   This  corporation  is  to  have  perpetual  existence.

     I, the undersigned, being the original incorporator for the purpose of forming a corporation to do business both within and without  the  State  of  Nevada,  and  in  pursuance  of  the  General
Corporation Law of the State of Nevada, effective March 31, 1925 and as subsequently amended to make and file this certificate, hereby declaring and certifying that the facts herein above stated are true.


This  26th  day  of  August,  1988.


                              /s/

                              Address:  P.  O.  Box  2849
                                        Carson  City,  NV.  89702